Exhibit 23.4

CONSENT OF MUSTAFA ATALAY

Reference is made to the Registration Statement on Form S-8 and any amendments thereto, and the documents incorporated by reference therein (the “Registration Statement”) of EMX Royalty Corporation (the “Company”) to be filed with the United States Securities and Exchange Commission pursuant to the United States Securities Act of 1933, as amended.

I, Mustafa Atalay, consent to (i) the incorporation by reference in the Registration Statement of the Technical Report dated March 21, 2022, entitled “Gediktepe Project - Balıkesir Province, Turkey NI 43-101 Royalty Technical Report” (the “Technical Report”), and (ii) the use of and references to my name, including as an expert or "qualified person", in connection with the Technical Report.

Dated: November 14, 2023

/s/ Mustafa Atalay
Mustafa Atalay
M.Sc., CPG.
DAMA Engineering Inc.